Exhibit 99.1

NeuroOne® Appoints Jason Mills to the Board of Directors

Veteran Med-Tech Research Analyst & Public Company Executive to Bring Strategic Experience, Industry Relationships and Vision to the Board

EDEN PRAIRIE, Minn., December 22, 2025 -- NeuroOne Medical Technologies Corporation (Nasdaq: NMTC) (“NeuroOne” or the “Company”), a medical technology company dedicated to transforming the surgical diagnosis and treatment of neurological disorders, today announced the appointment of Jason Mills to its Board of Directors, effective as of December 18, 2025.

Jason Mills currently serves as Executive Vice President of Strategy at NYSE-listed Penumbra, Inc., leading long-range planning, FP&A, Business Development, and Investor Relations. Penumbra is the world’s leading thrombectomy company, focused on developing the most innovative technologies for challenging medical conditions such as ischemic stroke, venous thromboembolism such as pulmonary embolism, and acute limb ischemia. Prior to joining Penumbra, he was a dedicated med-tech investment analyst for more than two decades. Mr. Mills held the role of Managing Director and head of the medical technology equity research practice at Canaccord Genuity for over 13 years, where he prepared financial models and financial forecasts, published research, and conducted due diligence on dozens of public and private companies in the sector. He has earned awards for his equity research, including the #2 ranked Medical Devices analyst in The Wall Street Journal’s 2011 ‘Best on the Street’ Survey and #1 in the Medical Products segment of Forbes 2010 Best Brokerage Analysts. He holds a BA in Economics from Yale University and Masters in Sports Administration from Ohio University.

“We are privileged to welcome Jason to NeuroOne with his strong background in med-tech in both corporate settings and as an industry investment analyst,” said Dave Rosa, CEO of NeuroOne. “Having known Jason since he was at Canaccord, I know he brings unparalleled and invaluable experience and insights in med-tech. His firsthand knowledge of our industry, combined with his investment and capital markets expertise, will be a critical resource as we progress on our clinical and corporate goals.”

Paul Buckman, Chairman of the Board of Directors, added, “In addition to his service on the Compensation and Nominating & Corporate Governance Committees, Jason will help us expand the breadth and depth of our reach as a company transforming the diagnosis and treatment of neurological disorders, positioning us to create additional value for our shareholders.”

About NeuroOne

NeuroOne Medical Technologies Corporation (NASDAQ: NMTC) is developing and commercializing minimally invasive and hi-definition solutions for EEG recording, monitoring, ablation, drug delivery and stimulation solutions for patients suffering from epilepsy, Parkinson’s disease, dystonia, essential tremors, chronic pain due to failed back surgeries and other related neurological disorders that may improve patient outcomes and reduce procedural costs. The Company may also pursue applications for other areas such as depression, mood disorders, pain, incontinence, high blood pressure, and artificial intelligence. For more information, visit nmtc1.com.

IR Contact

MZ Group – MZ North America

NMTC@mzgroup.us